June 3, 2019

Riccardo Delle Coste
Chief Executive Officer
Barfresh Food Group, Inc.
3600 Wilshire Boulevard, Suite 1720
Los Angeles, CA 90010

       Re: Barfresh Food Group, Inc.
           Registration Statement on Form S-1
           Filed May 28, 2019
           File No. 333-231783

Dear Mr. Delle Coste:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Irene Barberena-Meissner, Staff Attorney, at 202-551-6548 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Natural
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